 Exhibit (a)(1)(D)

LETTER TO BROKERS, DEALERS, COMMERCIAL BANKS,
TRUST COMPANIES AND OTHER NOMINEES

To Tender Shares of Common Stock
of
DUNE ENERGY, INC.
at
$0.30 NET PER SHARE
for purchase by
EOS MERGER SUB, INC.
a directly wholly owned subsidiary of
EOS PETRO, INC.

Pursuant to the Offer to Purchase dated October 9, 2014

(Not to be used for Signature Guarantees)

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME,
ON NOVEMBER 6, 2014, UNLESS THE OFFER IS EXTENDED.

October 9, 2014

To Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees:

We have been engaged and appointed by Dune Energy, Inc. (“Dune”), a Delaware corporation, to act as Information Agent in connection with the offer (the “Offer”) by Eos Merger Sub, Inc. (“Purchaser”), a Delaware corporation and a directly wholly owned subsidiary of Eos Petro, Inc., a Nevada corporation (“Eos”) to purchase each issued and outstanding share of common stock, par value $0.001 per share (the “Dune common stock”), of Dune for $0.30 net in cash, without interest and less any required withholding taxes, upon the terms and subject to the conditions set forth in the Offer to Purchase, dated October 9, 2014 (the “Offer to Purchase”), and in the related Letter of Transmittal. Please furnish copies of the enclosed materials to those of your clients for whose accounts you hold shares of Dune common stock registered in your name or in the name of your nominee.

YOUR PROMPT ACTION IS REQUESTED. WE URGE YOU TO CONTACT YOUR CLIENTS AS PROMPTLY AS POSSIBLE. PLEASE NOTE THAT THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON NOVEMBER 6, 2014, UNLESS EXTENDED (THE “EXPIRATION DATE”).

Enclosed herewith for your information and forwarding to your clients for whom you hold shares of Dune common stock registered in your name or the name of your nominee are copies of the following documents:

1.	The Offer to Purchase.

2.	The Letter of Transmittal for your use in accepting the Offer and tendering shares of Dune common stock and for the information of your clients.

3.
The Notice of Guaranteed Delivery to be used to accept the Offer if certificates representing shares of Dune common stock are not immediately available, you cannot complete the procedure for delivery by book-entry transfer on a timely basis or if you cannot deliver the certificates and all other required documents to the Depositary prior to the Expiration Date.

4.
A form of the letter which may be sent to your clients for whose accounts you hold shares of Dune common stock registered in your name or in the name of your nominee, with space provided for obtaining such clients’ instructions with regard to the Offer.

5.	Dune’s Solicitation/Recommendation Statement on Schedule 14D-9.

6.	A return envelope addressed to American Stock Transfer & Trust Company (the “Depositary”).

The Offer is subject to the conditions described in Section 15 of the Offer to Purchase.

For shares of Dune common stock to be properly tendered pursuant to the Offer, (a) the share certificates or confirmation of receipt of such shares under the procedure for book-entry transfer, together with a properly completed and duly executed Letter of Transmittal, including any required signature guarantees, or an “Agent’s Message” (as defined in the Offer to Purchase) in the case of book-entry transfer, and any other documents required in the Letter of Transmittal, must be timely received by the Depositary or (b) the tendering stockholder must comply with the guaranteed delivery procedures, all in accordance with the Offer to Purchase and Letter of Transmittal.

Neither Eos nor Purchaser will pay any commissions or fees to any broker, dealer or other person, other than the Information Agent and the Depositary as described in the Offer to Purchase, for soliciting tenders of shares of Dune common stock pursuant to the Offer. Upon request, Eos or Purchaser will reimburse you for customary clerical and mailing expenses incurred by you in forwarding any of the enclosed materials to your clients.

Any inquiries you may have with respect to the Offer should be addressed to, and additional copies of the enclosed material may be obtained from, the Information Agent at the address and telephone number set forth on the back cover of the Offer to Purchase.

Very truly yours,

OKAPI PARTNERS, LLC
437 Madison Avenue, 28th Floor
New York, New York 10022

Banks and Brokerage Firms, Please Call: (212) 297-0720
Stockholders and All Others, Call Toll Free: (855) 305-0856
Email: info@okapipartners.com

NOTHING CONTAINED HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL CONSTITUTE YOU OR ANY OTHER PERSON THE AGENT OF EOS, DUNE, PURCHASER, THE INFORMATION AGENT OR THE DEPOSITARY, OR OF ANY AFFILIATE OF ANY OF THEM, OR AUTHORIZE YOU OR ANY OTHER PERSON TO USE ANY DOCUMENT OR MAKE ANY STATEMENT ON BEHALF OF ANY OF THEM IN CONNECTION WITH THE OFFER OTHER THAN THE ENCLOSED DOCUMENTS AND THE STATEMENTS CONTAINED THEREIN.